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                 [LETTERHEAD OF ACCLAIM ENTERTAINMENT, INC.]

August 13, 1999

Mr. William Sorenson
530 Monterey Avenue
Pelham Manor, New York 10803

Dear Bill:

The following sets forth the terms and conditions relating to your employment by
Acclaim:

1. Acclaim hereby employs you as its Executive Vice President and Chief Financial Officer for the Employment Period (as defined in Paragraph 9). By your signature below, please acknowledge your acceptance of such employment, your agreement to be in charge of and responsible for all of the duties normally associated with said positions including, without limitation, the responsibilities set forth on Schedule 1, your agreement faithfully and to the best of your abilities to perform such other services consistent with your position as a senior executive officer as may from time to time be assigned to you by the Board of Directors of Acclaim (the "Board") and/or either of the Co-Chairmen of the Board (the "Co-Chairmen") and your agreement to devote substantially all of your business time, skill and attention to such services. Notwithstanding anything to the contrary in this Letter, you shall not be prevented from investing and managing your assets in such form or manner as will not unreasonably interfere with the services to be rendered by you hereunder, or from acting as a director, trustee, officer of, or on a committee of, or a consultant to, any other firm, trust or corporation where such positions do not unreasonably interfere with the services to be rendered by you hereunder.

2. A. Acclaim shall pay to you, and you shall accept from Acclaim, for your services during the Employment Period, (i) a salary at the rate of $400,000 per annum (the "Base Salary"), payable in accordance with Acclaim's customary executive payroll policy as in effect from time to time, but not less frequently than monthly, and (ii) a bonus in an amount and payable as provided in Part C of this Paragraph 2.

    B. The Base Salary shall be reviewed by the Board annually and may be increased if the Board, in its sole and absolute discretion, determines that such increase is advisable based on such factors as the Board shall consider appropriate from time to time.

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    C.  You shall be eligible to receive a bonus (the "Bonus") with respect to each fiscal year ending during the Employment Period in an amount targeted at 100% of your then Base Salary. Any Bonus payable to you shall be based on and subject to the achievement by Acclaim of certain financial goals established by the Board in its sole and absolute discretion and based on your individual contributions to Acclaim's overall success and team performance, as determined by the Board in its sole and absolute discretion and subject to Acclaim's Annual Incentive Plan; provided, however, that, subject to the last sentence of this Part C, in no event shall the Bonus with respect to the fiscal year ending August 31, 2000 be less than $350,000. A Bonus shall be payable annually as promptly as practicable following the public announcement of Acclaim's results of operations for the applicable fiscal year and, in any event, not later than 30 days after the date on which Acclaim files its annual report on Form 10-K
(or any successor form thereto) for such fiscal year (whether or not such payment date is during the Employment Period). A Bonus shall not be payable to you if, prior to the end of the Employment Period, your employment hereunder shall have been terminated by you voluntarily or by Acclaim for Cause (as defined in Part A of Paragraph 4).

    D. Acclaim shall provide you with an automobile allowance of $1,200 per month.

    E. Acclaim shall grant you an option (the "Option") under, and subject to the terms of, Acclaim's 1998 Stock Incentive Plan (the "Plan") to purchase 200,000 shares of Acclaim's common stock, par value $0.02 per share (the "Common Stock"), exercisable at the fair market value of a share of Common Stock on the date of grant. The Option shall be exercisable in three equal installments on the first, second and third anniversaries of the Effective Date. To the extent permitted by law and subject to the Plan, the Option shall be an "incentive stock option" within the meaning of Section 422(b) of the Internal Revenue
Code of 1986, as amended.

    F. Acclaim shall issue to you 100,000 shares of Common Stock (the "Restricted Stock"), which shares shall vest as set forth, and upon the other terms described, in Exhibit A attached hereto.

    G. You shall be entitled to participate, on the same basis, subject to the same qualifications, as other similarly situated executive officers of Acclaim, in any pension, profit sharing, stock purchase, stock option, savings, bonus, health insurance, hospitalization, and other fringe benefit plans and policies in effect with respect to similarly situated executive officers of Acclaim generally. Annual grants, if any, of stock options to you to purchase shares of Common Stock shall be subject to the sole discretion of the Compensation Committee of the Board. In addition, Acclaim shall provide you with term life insurance in the amount of $1,000,000, payable to your designees.

    H. Acclaim shall reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with the performance of your duties hereunder, upon presentation of appropriate documentation therefor.

    I. During the Employment Period, you shall be entitled to paid vacations of 20 business days per annum, with a maximum of 10 consecutive business days to be taken at any

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one time, and otherwise in accordance with Acclaim's vacation policies in effect from time to time.

3. If, during the Employment Period, you shall be unable substantially to perform the duties required of you pursuant to the provisions of this Letter due to any Disability (as defined below), Acclaim shall have the right to terminate your employment pursuant to this Letter by giving you not less than 30 days' written notice, at the end of which time, if such disability has continued, your employment shall be terminated. You shall retain your status and continue to receive your full compensation hereunder during the period prior to any termination hereunder because of a disability. As used in this Letter, the term "Disability" shall mean your inability to substantially perform your duties under this Letter by reason of a non-intentionally self-inflicted medical disability, including mental or physical illness, as certified by a physician appointed by Acclaim which medical disability has lasted for a period of 180 days in any 12 consecutive months.

4. A. Acclaim shall have the right to terminate your employment pursuant to this Letter for Cause. "Cause" for termination means (i) any act of fraud, embezzlement, or other misappropriation or any other act or omission by you that amounts to a willful breach of your fiduciary duty to Acclaim or its direct or indirect clients, (ii) your conviction of a felony or any crime involving moral turpitude under state or federal law, or the equivalent under foreign law, (iii) your material breach of any rules or regulations of employment, or any policies related thereto, which may be adopted or amended from time to time by Acclaim of which you have been given written notice and which are consistent with this Letter, (iv) your refusal to perform satisfactorily your duties and obligations under this Letter, (v) (not used), (vi) your willful refusal to carry out the reasonable instructions of either of the Co-Chairmen of Acclaim or the Board,
(vii) the happening of any event which, under the provisions of any federal, state or foreign laws applicable to Acclaim or its activities, disqualifies you from acting in any capacity provided for herein, including, without limitation, any event which disqualifies you under the Securities Act of 1933 or the Securities Exchange Act of 1934 or (viii) your default of any material obligations under this Letter (other than those specified in clauses (i) through (vi) above); provided, however, that Acclaim shall have given you written notice specifying any event or breach specified in clauses (iii) through (vi) and
(viii) above and permitted you to cure any such breach within the period of 15 days after receipt of such notice if such breach is capable of being cured and you have failed to cure such breach within such 15 days; provided, further, however, that Acclaim shall not be obligated to provide you with notice and opportunity to cure more than one event or breach under each of clauses (iii) through (vi) and (viii) above. If your employment is terminated by Acclaim for Cause, Acclaim's obligations to you shall terminate immediately, except as expressly provided in Part B of Paragraph 8 hereof.

    B. If, during the Employment Period (as defined in Paragraph 9), there shall occur a "Change in Control" (as defined below) of Acclaim and, within one year thereafter, there shall occur a change in your "Circumstances of Employment" (as defined below), you may terminate your employment pursuant to this Letter by written notice to Acclaim and you shall be entitled to receive the benefits provided in Part A of Paragraph 8 hereof; provided, however, that you shall first have given Acclaim written notice specifying any event or breach specified in this clause and Acclaim is permitted to cure any such breach within the period of 15 days after receipt of

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notice of such breach Acclaim has failed to cure such breach within such 15 days; provided, further, however, that you shall not be obligated to provide Acclaim with notice and opportunity to cure more than one event or breach under each of clauses (a) through (f) as contained in the last paragraph of this Part B of Paragraph 4.

    A   "Change in Control" shall be deemed to occur upon (a) the sale by
Acclaim of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), the consolidation of Acclaim with any person, or the merger of Acclaim with any person as a result of which merger Acclaim is not the surviving entity as a publicly held corporation, or (b) the sale or transfer or issuance of shares of Common Stock by Acclaim and/or any one or more of its stockholders (other than Gregory E. Fischbach or James R. Scoroposki), as the case may be, in one or more transactions, related or unrelated, to one or more persons as a result of which any person and its "affiliates" (as hereinafter defined), other than Gregory E. Fischbach or James R. Scoroposki, shall own more than 15% of the outstanding Common Stock, unless such sale or transfer has been approved in advance by the Board. An "affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person.

    Your "Circumstances of Employment" shall be deemed to have changed if there shall have occurred any of the following events: (a) a material reduction or change in your duties or reporting responsibilities; (b) a material breach by Acclaim of any provision of this Letter; (c) a material reduction in the fringe benefits made available by Acclaim to you; (d) a material diminution in your status, working conditions or economic benefits; (e) any action which substantially impairs your prestige or esteem in relation to any other employee of Acclaim; or (f) a reduction in your Base Salary.

    5. A. If terminated by Acclaim for Cause, you agree, to the extent permitted by law, that neither you nor your spouse nor any of your minor children shall, during your employment with Acclaim and for one year thereafter, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a director or employee of, or a consultant to, any business, firm or corporation which is conducting any business which is substantially similar to or competes in any substantial respect with the business of Acclaim or any affiliate thereof as conducted or as contemplated to be conducted at the date of termination; provided, however, that the provisions of this Paragraph 5 shall not apply to your investments in shares of stock registered under the Securities Exchange Act of 1934 which (i) shall have an initial cost of less than $200,000 or (ii) shall constitute less than five percent of the outstanding shares of such stock.

    B. You agree that you shall not, during the Employment Period and for one year thereafter, (i) persuade or attempt to persuade any video game software developer, producer, manufacturer, licensor, supplier or other person providing services or goods to Acclaim not to do business with Acclaim or any affiliate thereof or to reduce the amount of business it does with Acclaim or any affiliate thereof; (ii) persuade or attempt to persuade any customer not to do business with Acclaim or any affiliate thereof or to reduce the amount of business it does with Acclaim or any affiliate thereof; (iii) solicit for yourself or any person other than Acclaim the

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business of any video game software developer, producer, manufacturer, licensor, supplier or other person providing services or goods to Acclaim or any affiliate thereof, or customer or potential customer who did business with Acclaim or any affiliate thereof within one year prior to the termination of the Employment Period; (iv) persuade or attempt to persuade any employee of Acclaim or any affiliate thereof, or any individual who was an employee of Acclaim or any affiliate thereof during the six months prior to termination of the Employment Period, to leave Acclaim's or such affiliate's employ or to become employed by any person other than Acclaim or any affiliate thereof, nor (v) if you shall voluntarily terminate your employment hereunder, perform any consulting services for any person, partnership, corporation, or other entity who has engaged in business with Acclaim or any affiliate thereof during the one year immediately preceding such termination.

    C. You also agree that, during the Employment Period and at all times thereafter, you shall not disclose or use any confidential, proprietary or secret information including, without limitation, trade secrets of Acclaim or any affiliate thereof, relating to Acclaim or any affiliate thereof or any of its or their respective customers or video game software developers, producers, manufacturers, licensors, suppliers or other persons providing goods or services to Acclaim or any affiliate thereof with which Acclaim or such affiliate does business, other than information already in the public domain or independently developed by a third party who has no contractual or other arrangement with Acclaim.

6. You acknowledge and agree that, because of the unique and extraordinary nature of your services, any breach of the provisions of Paragraph 5 hereof will cause irreparable injury and incalculable harm to Acclaim and that it shall, accordingly, be entitled to injunctive or other equitable relief.

7. Acclaim shall indemnify you (and your legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and you shall be entitled to the protection of any insurance policies Acclaim may elect to maintain generally for the benefit of officers, against all costs, charges and expenses whatsoever incurred or sustained by you (or your legal representatives or other successors) in connection with any action, suit or proceeding to which you (or your legal representatives or other successors) may be made a party by reason of your being or having been an officer or employee of Acclaim and its subsidiaries and affiliates including, without limitation, any joint venture or partnership in which Acclaim or any of its subsidiaries has an interest.

8. A. If your employment hereunder is terminated other than upon your death or disability (i) by you pursuant to Part B of Paragraph 4 hereof, (ii) by you in the event of a material reduction in the stature of your duties or where you are directed to report directly to an officer who is less than the Chief Executive Officer of the Company, (iii) by you in the event of a reduction in your Base Salary, or (iv) by Acclaim other than for Cause, Acclaim shall pay to you the Base Salary that would otherwise have been payable to you for the 24-month period commencing with the termination of the Employment Period, at the same intervals as such payments would have been made had your employment not been terminated. In addition, if your employment hereunder is terminated as contemplated by the first sentence of this Part A, (a) you

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shall be provided with outplacement services for six months following the termination of your employment hereunder, (b) you shall be entitled to Acclaim's then available medical, dental, life and disability benefits for the 24-month period commencing with the termination of the Employment Period and (c) notwithstanding anything to the contrary contained in the Plan, in the stock option or other agreements between you and Acclaim or in the stock option or other certificates delivered to you, the contractual restrictions relating to the Restricted Stock issued pursuant to Part F of Paragraph 2 hereof shall immediately terminate and all options previously granted to you shall become immediately vested and exercisable in full; provided, however, that with respect to clauses (ii) and (iii) contained in this Part A of Paragraph 8, prior to any termination by you, you shall first have given Acclaim written notice specifying any event or breach specified in the aforementioned clauses and Acclaim is permitted to cure any such breach within the period of 15 days after receipt of such notice of such breach and Acclaim has failed to cure such breach within such 15 days; and provided, further, however, that you shall not be obligated to provide Acclaim with notice and opportunity to cure more than one event or breach under each of clauses (ii) and (iii) contained in this Part A of Paragraph 8.

    B. If your employment hereunder is terminated (i) by your voluntary action for any reason except as contemplated by Part B of Paragraph 4 or by you pursuant to Part A (ii) or (iii) of Paragraph 8 hereof, (ii) upon your death or disability or (iii) by Acclaim for Cause, Acclaim shall pay, in lieu of any other payments hereunder (including Bonus payments, except, if your employment hereunder is terminated by reason of clause (ii) hereof, for any Bonus payments due for periods prior to termination), your Base Salary that has actually accrued to the date of termination. Upon the making of such payments pursuant to this Part B, Acclaim shall have no further obligation to you under this Letter.

    C. You may not terminate this agreement for any reason other than as set forth in Part B of Paragraph 4 and Part A of Paragraph 8.

9. The term of your employment hereunder shall commence on August 18, 1999 (the "Effective Date") and terminate on the third anniversary thereof, subject to earlier termination as provided in Paragraphs 3, 4 Part B and 8 Part A hereof or upon your death (the "Employment Period"). The Employment Period may be extended upon the mutual agreement of the parties hereto.

10. All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested; if intended for Acclaim, such notices shall be addressed to it at One Acclaim Plaza, Glen Cove, New York 11542,
Attention: Gregory E. Fischbach, with a copy to Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022, Attention: Jayshree Parthasarathy, Esq., or at such other address of which Acclaim shall have given notice to you in the manner herein provided; and, if intended for you, such notices shall be mailed to you at your address first set forth above or at such other address of which you shall have given notice to Acclaim in the manner herein provided.

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11. This Letter constitutes the entire understanding among the parties with respect to the matters referred to herein and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings with respect to the subject matter of this Letter are hereby terminated and superseded by this Letter.

12. If any provision of this Letter is held to be invalid, illegal or unenforceable in any respect for any reason, the balance of this Letter shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

13. This Letter shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.

14. This Letter shall be construed under the laws of the State of New York applicable to agreements wholly to be executed and to be performed therein.

15. Any dispute, claim, controversy or claim arising out of, relating to or in connection with this Letter, or the breach, termination or validity thereof, shall be brought exclusively in any Federal or State court in the State of New York, County of New York. Both parties hereto expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which either of them may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Letter brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such party. The parties hereto hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

16. Acclaim shall be entitled to withhold from amounts payable to you hereunder such amounts as may be required by applicable law.

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     Please sign this Letter below to indicate your agreement with and acceptance of the terms set forth above.

                                                Very truly yours,

                                                ACCLAIM ENTERTAINMENT, INC.


                                                By /s/ Gregory E. Fischbach
                                                   -----------------------------
                                                Name:  Gregory E. Fischbach
                                                Title: President Chief Executive
                                                       Officer and Co-Chairman

Agreed to and Accepted:

/s/ William G. Sorenson
------------------------
WILLIAM G. SORENSON

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                                  Schedule 1

                               Responsibilities

o Primary responsibilities will be to direct and control Financial operations and corporate development to include: accounting, tax, reporting, treasury, cash management as well as planning/forecasting, capital spending, risk management and acquisitions and divestitures.

o   Additional responsibilities include:

    o Directs the organizational financial planning and accounting policies, the relationships with lending institutions, shareholders and the financial community.

    o Oversees treasury, budgeting, audit, tax, accounting, purchasing, real estate and insurance activities.

    o Ensures procedures and systems are in place to maintain proper records, accounting controls and services.

    o Directs cash management activities as custodian of funds, securities and assets of the organization.

    o   Issues periodic financial and operating reports.

    o Directs the preparation and issuance of the corporations Annual Report, 10(k), 10Q's and other documentation required by the SEC or for public information.

    o Oversees and influences the business plan strategy and formulation through proactive business partnerships, both internally and externally.

    o Assists in acquisitions, business line extensions and other investment opportunities as directed by the CEO or Co-Chairman.

    o Assumes primary responsibility for the integrity and accuracy of all financial reports and statements.

    o Develops technical and functional bench strength throughout the Finance organization, improves capability and productivity through targeted training and career development.

    o   Manages external audits.

    o   Oversees the proper filing of all taxes.

    o And any other duty normally carried out by the Chief Financial Officer of a public company.

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                                  Exhibit A

                        Terms of Restricted Stock Sale

Number of shares: 100,000 shares of Common Stock

Purchase Price: $0.02 per share, payable upon sale

Restrictions: Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of until (1) the first anniversary of the Effective Date, with respect to up to 33,333 shares, (2) the second anniversary of the Effective Date, with respect to up to 66,666 shares, and (3) the third anniversary of the Effective Date, with respect to all 100,000 shares.

If employment is terminated pursuant to the first sentence of Paragraph 8A of the Letter to which this Exhibit A is attached, the above restrictions shall immediately terminate.

If employment is terminated other than pursuant to the first sentence of Paragraph 8A of the Letter to which this Exhibit A is attached, all shares as to which the restrictions shall not theretofore have terminated shall be delivered immediately to Acclaim and Acclaim shall purchase them for a purchase price of $0.02 per share.